Exhibit 1.01

MICROSOFT CORPORATION

CONFLICT MINERALS REPORT

FOR THE REPORTING PERIOD FROM

JANUARY 1 TO DECEMBER 31, 2016

I.	INTRODUCTION

This Conflict Minerals Report (“CMR”) for MICROSOFT CORPORATION is filed as an exhibit to Microsoft’s Form SD pursuant to Rule 13p-1 under the Securities Exchange Act of 1934 (the “Rule”) for the 2016 reporting year. The report covers all Microsoft majority-owned subsidiaries and variable interest entities that are subject to the Rule (“Microsoft”). The Rule imposes certain due diligence and reporting obligations on US Securities and Exchange Commission (“SEC”) registrants whose manufactured products (including products contracted to be made for each registrant) contain “conflict minerals” necessary to the functionality or production of those products. The Rule defines “conflict minerals” to include cassiterite, columbite-tantalite, gold, wolframite and their derivatives limited to tin, tantalum, tungsten, and gold (collectively referred to as “3TGs”).

Microsoft develops, licenses, and supports a wide range of software products, services, and hardware devices (“devices”) that deliver new opportunities, greater convenience, and enhanced value to people’s lives. Microsoft is committed to the responsible sourcing of raw materials globally in support of human rights, labor, health and safety, environmental protection, and business ethics. Our commitment and strategy are outlined in Microsoft’s Responsible Sourcing of Raw Materials (“RSRM”) policy. Under our policy, Microsoft takes a holistic approach to the responsible sourcing of raw materials while working toward the use of conflict-free minerals in our devices. One of our objectives is to ensure that we do not harm communities through an inadvertent de facto embargo of minerals from the Democratic Republic of the Congo (“DRC”) or an adjoining country (defined as a country that shares an internationally recognized border with the DRC) - both considered a “Covered Country” under the Rule.

This year’s CMR demonstrates continued improvement and meaningful progress for the 2016 reporting year. The number of Conflict-Free Smelter Program1 (“CFSP”) compliant smelters or refiners (the “SORs”) in our supply chain increased from 213 to 249 due to targeted supplier outreach and maturation of the CFSP - of which Microsoft is a founding partner and strong supporter. Based on Microsoft’s data analysis, we also concluded that 100% of tantalum smelters identified in Microsoft’s supply chain were CFSP compliant. Our 2016 supplier response rate continued to improve and reached 99% during this reporting period (See Figure 1, p. 8).

Since our last CMR filing, we have also acted to improve our conflict minerals due diligence, including the following:

[1]	Please note: this CMR contains references and hyper-text links to non-Microsoft, external websites. These links are provided for informational purposes only. Their inclusion in this CMR does not establish Microsoft’s endorsement of or assumption of liability for content posted on these external websites.

•	Completed implementation of third-party audit firm recommendations covering 2015 reporting year assessment;

•	Implemented process improvements to increase supplier response rate, including leveraging sourcing manager’s ownership of the supplier response rate, supplier resource support, and tailored outreach to both new suppliers and previously unresponsive suppliers;

•	Completed integration of RSRM policy into Microsoft’s Social and Environmental Accountability (“SEA”) audit process to ensure RSRM policy is embedded in suppliers’ business processes, particularly in sourcing and quality management systems;

•	Refined internal controls and procedures to improve in-scope supplier determination, data collection and validation, and supply chain due diligence such as early engagement with suppliers during on-boarding through Microsoft’s SEA online Audit Management System; and

•	Expanded our supplier engagement by continuously collecting supplier data throughout the year and training suppliers on our RSRM policy to proactively identify and mitigate potential sourcing risk from an unvalidated SOR with minerals from a Conflict-Affected and High-Risk Area (“CAHRA”).

Microsoft devices contain one or more 3TGs and are within the Rule’s scope. Devices manufactured during the 2016 reporting year included:

•	Surface line of computers and accessories;

•	Xbox gaming/entertainment consoles and accessories; and

•	Personal computing accessories (mice, headsets and keyboards).

On the basis of our “Reasonable Country of Origin Inquiry” (“RCOI”) (see Section II), we cannot exclude the possibility that 3TGs contained in our devices may have originated in a Covered Country. Therefore, we are submitting this CMR, which describes the conflict minerals due diligence we performed during the 2016 reporting year, as an exhibit to our Form SD. We have published the CMR externally on our corporate website: see Responsible Sourcing under the “Raw materials” tab.

The manufacture of devices during any specified time period may include raw materials sourced before, as well as during, that time period. In particular, some 3TGs used during the 2016 reporting year may have been smelted and refined prior to January 31, 2013 and were outside the supply chain prior to the Rule’s initial reporting period. While such 3TGs are excluded from the Rule’s scope, our RCOI and supply chain due diligence conducted for the 2016 reporting year may have included such minerals.

II.	REASONABLE COUNTRY OF ORIGIN INQUIRY

Our RCOI corresponds to the first and second steps of the five-step OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (“OECD Guidance”) as that Guidance (including its Supplements) applies to each of the 3TGs and to Microsoft as a “downstream company.” The OECD Guidance provides a framework for detailed due diligence to support responsible global supply chain management of minerals and is currently the only internationally recognized framework for raw material due diligence.

Microsoft does not source directly from 3TG raw material providers. We source products from suppliers, which source materials, components, and products from their sub-tier suppliers. Our supply chain is extensive and complex with many layers of suppliers positioned between ourselves and 3TG SORs. We refer collectively in this CMR to Microsoft owned manufacturing facilities, directly contracted manufacturing partners, and our strategic component suppliers as “in-scope suppliers.” Due to our extended supply chain, we leverage our in-scope suppliers to provide information on the sources and chains of custody of 3TGs necessary to the manufacture of our devices. We provide more detail on our supply chain due diligence process in Section III. The graphic below demonstrates Microsoft’s span of influence with its suppliers.

A.	Establish Strong Company Management Systems

1.	Company Policies

Microsoft’s RSRM policy describes our commitment and strategy to responsibly source raw materials used in our devices. Microsoft is committed to the sourcing of raw materials in a way that supports human rights, labor, health and safety, environment, and ethics. This commitment extends to the harvesting, extraction, and transportation of raw materials globally and to all substances used in our devices - unbounded by specific materials or locations. Our policy supports our implementation of programs that are region-specific and work toward the use of conflict-free minerals in our devices. We expect our suppliers to support our commitment to the responsible sourcing of raw materials.

The Microsoft Global Human Rights Statement and Supplier Code of Conduct defines our expectations concerning ethical business, employment, environmental, and worker safety practices. Our Standards of Business Conduct outlines expected behaviors for all Microsoft employees. Our supplier specifications and internal procedures establish supplier commitments for the responsible sourcing of raw materials, including 3TGs. We incorporate these requirements into our hardware and packaging contracts and audit our suppliers to ensure these requirements are met.

The Microsoft Span of Influence

2.	Internal Management Team

A cross-functional team supports Microsoft’s responsible sourcing and 3TG compliance activities. The Corporate Vice President of Microsoft’s Manufacturing and Supply Chain organization sponsors the team. The team consists of representatives from Sourcing, Social and Environmental Accountability, Manufacturing, Accounting/Finance, Internal Audit, Windows and Devices Group, Corporate, External and Legal Affairs, Business and Corporate Responsibility, Information Services, and Product Environmental Compliance.

This team meets quarterly to assess the program’s progress and identify steps necessary to meet our compliance obligations. The team also trains other internal stakeholders on their roles and responsibilities for implementing and supporting Microsoft’s responsible sourcing program. Related procedures are documented in our internal Responsible Sourcing Program Manual. Team members also develop, review, file, and publish the CMR.

3.	System of Supply Chain Controls and Transparency

Our Suppliers provide us with information concerning the source and chain of custody of 3TGs contained in the products and components they supply to us. Many of our in-scope suppliers are also subject to the Rule. These suppliers rely on information provided by their upstream suppliers to meet their compliance obligations. Our contracts require all Microsoft in-scope suppliers partners to identify by weight each and every substance contained in the materials, components, and products supplied to us, including 3TGs. Our in-scope suppliers are responsible for communicating our sourcing requirements and specifications to their sub-tier suppliers and incorporating 3TG information from their sub-tier suppliers.

In addition, we require all in-scope suppliers to submit a Conflict Minerals Reporting Template (“CMRT”) annually. These CMRTs are evaluated for completeness, data integrity, due diligence thoroughness, and sourcing risk. Potential risks may include a failure to fully complete the CMRT, data inconsistencies, and possible sourcing from a CAHRA. Microsoft investigates each identified issue and engages with those suppliers to address all concerns in conformance to Microsoft policies, procedures, and specifications. In cases where the supplier is identified as sourcing from a CAHRA, suppliers are required to submit a CMRT more frequently.

If we find that a supplier has introduced unmitigated risk to the Microsoft supply chain, such as using an upstream SOR that does not comply with Microsoft’s RSRM policy or specifications, Microsoft requires corrective action to address the non-conformity. The response time for corrective action is calibrated to the severity of the identified risk. Risks are mitigated by supplier engagement, corrective actions, training, and/or additional audits. These controls and related documentation are detailed in H02050 - Microsoft Supplier Social and Environmental Accountability Manual and other Microsoft internal operating procedures.

Microsoft works with impacted suppliers to find sources for compliant minerals. If a supplier does not commit to an alternate source within a reasonable time period, Microsoft places the supplier on restricted status with no new Microsoft business awarded until the non-conformance is resolved. Microsoft may also terminate its business relationship with the supplier.

Microsoft is a longstanding member of the Global e-Sustainability Initiative (“GeSI”) and the Electronics Industry Citizenship Coalition (“EICC”). These organizations initiated the Conflict-Free Sourcing Initiative (“CFSI”) in 2008. The CFSI is one of the most utilized and respected resources for addressing supply chain conflict minerals issues. The CFSI, through its CFSP, uses an independent third-party audit to monitor whether SORs process 3TGs from sources that directly or indirectly finance or benefit armed groups in a Covered Country. Microsoft funded an early adopters program to subsidize audit costs, enabling more SORs to be CFSP audited. Microsoft also financially supports the Industrial Technology Research Institute’s Tin Supply Chain Initiative (“iTSCi”), which has established a system of traceability and due diligence in Covered Countries.

Microsoft works to positively impact end-to-end mining sustainability, from artisanal mines to larger mining enterprises. Through this work, we aspire to improve conditions directly at the source across a broad scope of issues in partnership with the electronics industry, the mining industry, and other not-for-profit partners. We improve practices associated with the mining of metal ores at their source through participation in collaborative initiatives related to the upstream mining industry.

Microsoft supports and participates in numerous partnerships that work to establish responsible mining standards and the responsible sourcing of minerals. We partner closely with Pact, the Initiative for Responsible Mining Assurance (“IRMA”), and Alliance for Responsible Mining (“ARM”). These organizations address human rights concerns in mining and leverage data and technology to bring about even greater change. Empowered by digital technology, Microsoft and our partners can drive transformations in the mining sector by addressing issues of increased scope and complexity. We believe this integrated approach improves conditions for the people working in raw material supply chains.

Our primary relationships are further described below:

•	Pact: Since 2014, Microsoft has partnered with Pact on the Watoto Inje ya Mungoti, or “Children out of Mining” program - a scalable, repeatable, and sustainable strategy to address child labor in the DRC mining sector. The program employs a two-pronged approach, focused on raising community awareness of the child labor issue and improving economic stability of caregivers. By October 2016, Pact reported a 97% reduction in children working in the mines. The program and Microsoft’s leadership have been recognized by others and was the only cited best practice by the OECD in its report, Practical Actions for Companies to Identify and Address the Worst Forms of Child Labour in the Minerals Supply Chain, presented at the OECD-ICGLR-UN Group of Expert Forum on Responsible Mineral Supply Chain in May 2016. As the program expands and develops, Microsoft will continue to partner with Pact with the goal of transforming this initiative into a best practice standard to address child labor in mining. Please find more about the project in Pact’s Report.

•

Initiative for Responsible Mining Assurance (“IRMA”): IRMA established a multi-stakeholder and independently verifiable responsible mining assurance system that improves social and environmental performance through the development of global mining standards for large-scale mines. Our partnership involves more than just participation - we are bringing technology to help scope, scale, and implement effective programs. Microsoft recently donated a technology platform to IRMA that will allow the organization to better implement these assurance standards. By pairing the technology platform with Power BI, a cloud-based business analytics service, stakeholders will be able to track mining performance against the assurance standards. This real-time information, presented in an easy-to-see and easy-to-use interface, will help mining companies and Non-Governmental Organizations (“NGOs”) overcome the inherent difficulties of scope and complexity of these programs to create new insights and inspire additional progress. With learnings from this engagement, we hope to enable additional NGO partners to expand their work to create sustainable mining communities.

•	Alliance for Responsible Mining (“ARM”): ARM sets standards for responsible artisanal and small scale mining and supports and creates opportunities for gold miners, providing them with incentives to become responsible economic, technological, and environmental enterprises. Seed funding from Microsoft helped ARM secure further resources to develop a Market Entry Standard for Artisanal and Small-scale Gold Miners.

4.	Supplier Engagement

Given the complexities of the global mineral supply chain, we work closely with our suppliers around the world to ensure they share our commitment and reflect it in their own programs. CFSI’s “Practical Guidance for Downstream Companies” states that “all of the [OECD Guidance’s] red flag triggers are contained in the upstream portion of the supply chain.” Because these conflict mineral supply chain “triggers” are directed to upstream companies, rather than downstream manufacturers such as Microsoft, we mitigate 3TG sourcing risks by working with our in-scope suppliers to identify 3TG SORs and encourage those facilities to become CFSP compliant or, failing to do so, use an alternate facility that is CFSP compliant. We also participate in industry-wide initiatives, such as the CFSP, that assess SOR compliance with the OECD Guidance as recommended by CFSI guidance.

We drive responsible sourcing through our extended supply chain by surveying our in-scope suppliers’ sourcing of raw materials in their upstream supply chains. We also use tools that include supplier and smelter capability building and support broader industry efforts to promote responsible mining and sourcing. Finally, we conduct audits of our contracted suppliers to verify conformance to Microsoft requirements. More information is set forth below.

•	Supplier Requirements: We require our in-scope suppliers to meet our material disclosure requirements and related responsible sourcing policies through contractual provisions and product specifications. We communicate, monitor, and track electronically supplier adherance to ensure conformance. These policies and procedures are outlined in Section III. We also train our directly contracted suppliers to meet our requirements through training sessions, educational forums, and direct communications.

•	Capability Building and Partnerships: We work closely with our supply chain partners to build the raw material supplier capabilities for achieving our responsible sourcing goals. With the empowerment of digital technology, Microsoft and our partners can drive transformations in the mining sector by addressing issues of increased scope and complexity. We invest in industry programs, such as the CFSP, to increase suppliers’ capabilities and provide them with platforms to share best practices.

•	Supplier Audits: Microsoft conducts audits of its directly contracted suppliers to assess their conformance to Microsoft requirements. All new contracted hardware and packaging suppliers undergo an Initial Capability Assessment (“ICA”) to verify conformance. Existing contracted hardware and packaging suppliers also undergo a Sustaining Maintenance Audit (“SMA”) on an annual, biannual, or triannual basis depending on their risk level. Suppliers must establish and maintain a corporate policy and effective procedures for responsible sourcing of raw materials. Microsoft selects and retains only those business partners committed to meeting these requirements. A failure by a supplier or sub-tier supplier to conform to these requirements may constitute a breach of the supplier’s contractual agreement with Microsoft. During the 2016 reporting year, Microsoft-engaged auditors conducted 165 ICAs and SMAs of approximately 320 directly contracted hardware and packaging suppliers to assess areas of SEA conformance. These ICAs and SMAs addressed whether the suppliers had a conflict minerals policy, systems in place to implement that policy, and documentation to verify conformance to Microsoft’s responsible sourcing requirements.

5.	Grievance Mechanism

Microsoft’s Global Human Rights Statement expresses our commitment to provide an anonymous grievance reporting mechanism for our employees and other stakeholders who may be impacted by our operations. Microsoft’s Business Conduct Hotline allows employees and others to anonymously ask compliance questions or report concerns regarding Microsoft’s business operations, including our mineral sourcing policies or those of our suppliers. We investigate and, where appropriate, take remedial action to address reported concerns. We also participate in industry efforts to develop grievance mechanisms for conflict minerals-related issues.

B.	Identify and Assess Risk in the Supply Chain

We took the following steps to identify and assess supplier conflict mineral sourcing risk during this reporting year2:

•	Using the Rule and SEC guidance, we generated a list of potential in-scope suppliers to receive Microsoft’s annual CMRT survey.

•	We surveyed all potential in-scope suppliers to determine the status of any 3TGs contained in devices manufactured during the 2016 reporting year by utilizing the CFSI-standard CMRT and the services of a third-party solution provider. The survey followed OECD Guidance as tailored for Microsoft’s role as a downstream company. Our survey included questions regarding the supplier’s 3TG due diligence policies and procedures, its practices for engaging with its upstream suppliers, a request to list all SORs from which its 3TGs were sourced, and other detailed questions concerning the origins of 3TGs contained in the supplier’s products.

[2]	Microsoft completed its supplier conflict mineral sourcing data analysis for the 2016 reporting year on March 31, 2017.

•	We reviewed all supplier CMRT submissions to validate that they were complete and to identify any contradictions or inconsistencies. We worked with our third-party solution provider to secure updated responses from suppliers, as needed.

•	We identified 252 active in-scope suppliers for the 2016 reporting year. Of the 252 active in-scope suppliers surveyed, we received responses from 251 by our March 31st deadline. This resulted in a 99% response rate - an improvement from previous years as shown in Figure 1.

Figure 1. Response Rate for Active In-scope Suppliers (2013-2016 Reporting Years)

III.	DUE DILIGENCE DESIGN AND PERFORMANCE

On the basis of our RCOI, we determined that 3TGs contained in our devices may have originated in one or more Covered Country. Accordingly, we designed and performed due diligence on the source and chain-of-custody of those 3TGs.

A.	Due Diligence Design

Our 3TG due diligence process conforms to the third and fourth steps of the five-step OECD Guidance. The first and second steps of the five-step OECD Guidance were addressed in Section II.

B.	Due Diligence Performed

1.	Design and Implement a Strategy to Respond to Risks

Microsoft requires its suppliers to minimize the possible sourcing of 3TGs from CAHRAs through contract requirements incorporating supplier specifications.

a.	Microsoft Supplier Specifications - H00594 and HO0642

Microsoft requires 100% identification of all materials, including 3TGs, used in packaging and hardware products and parts on a component-by-component level through supplier specification H00594, Restricted Substances for Hardware Products. H00594 requires contracted suppliers to:

•	Post a responsible sourcing policy, conforming to the OECD Guidance, on their website;

•	Exercise due diligence on the source and chain of custody of 3TGs contained in materials, components, or products supplied to Microsoft;

•	Identify, by name, each SOR that has processed or otherwise handled 3TGs contained in those materials, components, or products;

•	Encourage those SORs to participate in available CFSP or an equivalent third-party conflict-free audit scheme;

•	Confirm 3TGs in their supply chain are sourced from available SORs that are compliant with the CFSP or an equivalent independent private sector audit firm; and

•	Notify Microsoft immediately if minerals used in the supplied materials, components, or products may contain 3TGs sourced from a Covered Country.

H00594 requires Microsoft suppliers to impose these same requirements on their sub-tier suppliers and to assist sub-tier suppliers with appropriate training and support. To facilitate this process, H00642, Restricted Substances Control System for Hardware Products, requires Microsoft suppliers to utilize the CMRT provided by the CFSI and available at www.conflictfreesourcing.org. Suppliers must submit an annual CMRT and updated data upon request or when sourcing practices change.

b.	Responsible Sourcing Program Manual Processes to Implement OECD Guidance

Microsoft uses OECD Guidance to review supplier CMRT data and identify potential red flags for the sourcing of 3TGs. We take additional action when indentifying red flags such as:

•	The minerals originated from or were transported via a CAHRA;

•	The minerals were claimed to have originated from a country that has limited known reserves for the mineral in question;

•	The minerals were claimed to have originated from a country in which minerals from a CAHRA are known to transit;

•	The company’s suppliers or other known upstream companies have shareholder or other interests in companies that supply minerals or operate in one of the red flag locations of mineral origin and transit; and

•	The company’s suppliers or other known upstream companies were known to have sourced minerals from a red flag location of mineral origin and transit in the last 12 months.

Microsoft’s program includes an escalation process that requires an in-scope supplier to find an alternative to a non-CFSP compliant source of 3TGs for use in materials, components, or products supplied to Microsoft or risk termination as a Microsoft supplier. To date, we have not encountered a RSRM issue with a supplier that has warranted contract termination.

Microsoft’s internal Responsible Sourcing Program Manual requires self-assessment, monitoring, and internal reporting of the RSRM program progress and compliance. The internal management team provided monthly program status updates, including metrics and audit results, to Microsoft’s Corporate Vice President of Manufacturing and Supply Chain. We utilized supplier survey updates, supplier communications, supplier social and environmental accountability audits, and new supplier briefings to prevent the introduction of any new 3TG sourcing risk to our supply chain. We leveraged Microsoft’s SEA Steering Committee meetings with senior management to report findings and receive program guidance. Microsoft employees accessed the results of the program through Microsoft’s Windows and Devices Group’s internal 2016 Sustainability Report.

c.	Industry and Partner Engagement

Microsoft participated in or has been a member of several industry-wide responsible mining and smelting initiatives: CFSI, ITRI’s iTSCi program, IRMA, Pact, and ARM. We also conducted smelter outreach on behalf of the CFSI Smelter Engagement Team to further the CFSI program.

2.	Carried Out Independent Third-Party Audit of Supply Chain Due Diligence

As contemplated by OECD Guidance, our due diligence program leveraged independent SOR audits. The audits complied with the CFSP and other similar programs. Microsoft obtained SOR data from the CFSP Compliant Smelter List using Reasonable Country of Origin Inquiry Data for member MSFT. The list identifies SORs that have undergone assessment through the CFSP or industry equivalent program, such as Responsible Jewellery Council (“RJC”) or London Bullion Market Association (“LBMA”). We used the list to support certain statements contained in this CMR. Microsoft also participated in CFSI’s Smelter Engagement Team during the 2016 reporting year.

3.	Reported on Supply Chain Due Diligence

Microsoft’s RSRM policy and other responsible sourcing documents are available on our external website. We have filed our CMR with the SEC and concurrently posted it on our external Responsible Sourcing website. These disclosures meet the fifth step of the OECD Guidance.

IV.	SOR INFORMATION

A.	3TG Processing Facilities

Microsoft has made a reasonable good faith effort to collect and evaluate information concerning 3TG SORs provided by our in-scope suppliers. The vast majority of our in-scope suppliers provided data at a company or divisional level. This level of disclosure was expected given the multiple tiers of supply chain actors positioned between our in-scope suppliers and 3TG SORs.

Our supplier survey data revealed 17,823 potential 3TG SORs in the Microsoft supply chain. We validated the data by removing duplicate SORs, reconciling multiple SOR names for a single entity, and eliminating otherwise invalid SOR names. We then verified if the alleged smelters were active and participants in the CFSP audit program. We determined 303 smelters met this criteria.

The Figures below provide a visual depiction of the SORs identified in Microsoft’s supply chain by CFSP audit status. Figure 2 categorizes the SORs by CFSP audit status and reporting year. Figure 2 indicates the percentage of compliant or CFSP active smelters has steadily increased each year. For the 2016 reporting year, 87% of suppliers were either compliant or on the CFSP active list. This is an increase from 85% in 2015, 73% in 2014 and 60% in 2013. Figure 2 also indicates that the number of compliant smelters increased significantly from 213 to 249.

Figure 3 categorizes the SORs by 3TG mineral and CFSP audit status. A comparison from the 2015 reporting year showed that gold, tungsten, and tin all increased in the number and percentage of Compliant and Active smelters. Tin had the greatest increase with the percentage of Compliant or Active smelters growing from 85% to 91%. Gold and tungsten had moderate increases while tantalum remained 100% compliant.

Figure 2. Identified SORs by CFSP Audit Status (2013-2016 Reporting Years)

300
250
200
150
100
50
0
67
7
29
78
55
19
43
148
28
17
40
213
27
5
14
249
2013
2014
2015
2016
Outreach Required
In Communication
Active
Compliant
Non-Compliant
Communication Suspended - Not Interested
Due Diligence Vetting Restriction - Not Applicable

Outreach Required Active Non-Compliant Due Diligence Vetting Restriction - Not Applicable In Communication Compliant Communication Suspended - Not Interested

Figure 3: Identified SORs by 3TG and CFSP Audit Status

Tin SORs 82 Total Tungsten SORs 45 Total Tantalum SORs 44 Total Gold SORs 132 Total
Outreach Required Active Non-Compliant Due Diligence Vetting Restriction - Not Applicable In Communication Compliant Communication Suspended - Not Interested

Table 1 (below) summarizes the conflict mineral status of the 303 SORs identified in Microsoft’s supply chain during the 2016 reporting year.

The CFSP classifies audit status in the following manner:

•	Compliant: SOR has been audited and found to be compliant with the relevant audit protocols, including CFSP, LBMA, or RJC;

•	Active: SOR has been engaged but is not yet compliant;

•	In Communication: SOR is not yet active but is in communication with CFSP and/or member company;

•	Outreach Required: SOR is not yet active and outreach is needed by CFSI member companies to encourage SOR participation in CFSP;

•	Due Diligence Vetting Restriction- Not Applicable: SOR cannot be audited as per CFSI’s due diligence vetting process;

•	Communication Suspended: SOR has strongly communicated a lack of interest in participation; and

•	Non-Compliant: SOR was audited but found not compliant with the relevant CFSP protocol

Note: Due Diligence Vetting Restriction, Communication Suspended, and Non-Compliant are new CFSI audit statuses developed in 2016. This is the first year we will note this status. We also will no longer indicate the status of TI-CMC Member Company as an audit status.

Table 1: Summary of CFSP Audit Status of Identified SORs

Number of SORs Identified in Microsoft Supply Chain	CFSP Audit Status
249	Compliant (Indicates CFSP, LBMA and/or RJC compliant)

27	Outreach Required

14	Active

5	In Communication

5	Communication Suspended- Not Interested

2	Due Diligence Vetting Restriction - Not Applicable

1	Non-Compliant

Figures 4-7 show the geographic distribution of the 303 SORs identified in the Microsoft supply chain by 3TG mineral for the 2016 reporting year. The circle size corresponds to the relative number of times our in-scope suppliers identified each 3TG SOR in their completed CMRT form.

Figure 4: Location and Relative Number of Identified SORs - Tin3

[3]	Note: While the locations of most SORs remained relatively constant for tantalum, tungsten, and gold, the location of tin SORs has been more dynamic this year. We saw a decrease in number of SORs in Indonesia and an increase in China.

Figure 5: Location and Relative Number of Identified SORs - Tantalum

Figure 6: Location and Relative Number of Identified SORs - Tungsten

Figure 7: Location and Relative Number of Identified SORs - Gold

Appendix A provides the complete list of 303 SORs which, to the extent known, processed 3TGs used in Microsoft devices during the 2016 reporting year. Appendix A provides each SOR’s country location, 3TG processed, and audit status. Marked with an asterisk are gold SORs certified as LBMA Responsible Gold.

B.	3TG Countries of Origin

Countries of origin for the 3TGs are listed in the below table.

Countries of Origin identified by CFSP Compliant SORs	Additional Possible Countries of Origin
• Australia • Austria • Benin • Bolivia • Brazil • Burkina Faso • Burundi • Cambodia • Canada • Chile • China

These countries were identified through research or were listed by suppliers in their CMRT. These countries require continual due diligence and investigation.

•     Angola

•     Argentina

•     Armenia

•     Belarus

•     Belgium

•     Bermuda

•     Central African Republic, Congo (Brazzaville)

•     Colombia

•     DRC

•     Ecuador

•     Eritrea

•     Ethiopia

•     France

•     Ghana

•     Guatemala

•     Guinea

•     Guyana

•     Honduras

•     India

•     Indonesia

•     Japan

•     Laos

•     Madagascar

•     Malaysia

•     Mali

•     Mexico

•     Mongolia

•     Mozambique

•     Myanmar

•     Namibia

•     Nicaragua

•     Nigeria

•     Panama

•     Peru

•     Portugal

•     Russia

•     Rwanda

•     Senegal

•     Sierra Leone

•     South Africa

•     Spain

•     Thailand

•     Togo

•     Uganda

•     United States of America

•     Uzbekistan

•     Vietnam

•     Zimbabwe

•     Czech Republic

•     Djibouti

•     Egypt

•     Estonia

•     Finland

•     Germany

•     Hong Kong

•     Hungary

•     Ireland

•     Israel

•     Italy

•     Jersey

•     Kazakhstan

•     Kenya

•     Republic of Korea

•     Kyrgyzstan

•     Luxembourg

•     Morocco

•     Netherlands

•     New Zealand

•     Niger

•     Papua New Guinea

•     Philippines

•     Poland

•     Saudi Arabia

•     Singapore

•     Slovakia

•     South Sudan

•     Suriname

•     Sweden

•     Switzerland

•     Taiwan

•     Tajikistan

•     Tanzania

•     Turkey

•     United Arab Emirates

•     United Kingdom

•     Zambia

Figure 8 provides a graphical presentation of the countries of origin for 3TGs that were identified as being present in Microsoft’s supply chain during the 2016 reporting year.

Figure 8: Country-of-Origin Information for SORs Identified in Microsoft’s Supply Chain

For the identified conflict-free SORs for which minerals sourcing information is available from CFSI4:

•	53% process recycled or scrap material

•	77% are not sourcing from Covered Countries

•	41 SORs are sourcing from Covered Countries and are CFSP compliant

C.	3TG Mines or Locations of Origin

Microsoft obtained Reasonable Country of Origin data through our membership in the CFSI using the Reasonable Country of Origin Inquiry Data for member MSFT. We used this data to determine the 3TG country of origin of SORs identified in Microsoft’s supply chain. Microsoft supports the continued refinement and expansion of the list of participating SORs in the CFSP audit program through our membership in CFSI. The CFSI oversees the CFSP.

We encouraged SORs to participate in the CFSP by contacting all non-compliant SORs identified in our supply chain each reporting year. We also required suppliers reporting non-compliant

[4]	All numbers include both direct and indirect sourcing

SORs to contact these SORs and motivate them to join the CFSP. We actively supported outreach events to increase CFSP SOR coverage. We funded a third party to help educate SORs and prepare them for the audit process. We have also offered to visit SORs to facilitate their participation in the CFSP.

V.	IMPROVEMENTS

This year’s report documents our efforts to expand the number of verified conflict-free SORs in our supply chain and demonstrates strong progress. While comparisons to 2015 reporting year data are not precise due to supply chain year-to-year variances, the progress is meaningful. Microsoft’s key 2016 reporting year accomplishments and improvements are detailed below:

•	Increased number of CFSP-compliant SORs identified in Microsoft’s supply chain from 213 to 249 due to enhanced supplier outreach, and maturation of CFSI’s CFSP;

•	Increased supplier response rate to 99% in the 2016 reporting year - an increase from 71% in 2013;

•	Enhanced engagement with external organizations, such as Pact, IRMA, and ARM that are committed to advancing responsible sourcing on a global basis by developing mining standards and addressing issues such as child labor in the mining industry. We partner closely with these organizations and leverage data and technology to bring about even greater change. With the further empowerment that digital technology can provide toward increased scope and complexity, Microsoft and our partners can drive positive transformations in the mining sector. We believe this integrated approach is the most effective way to improve conditions for the people working in raw material supply chains;

•	Refined and improved internal procedures and processes to enhance alignment with OECD Guidance, including Microsoft’s supplier escalation process and supplier audit procedures;

•	Increased Microsoft’s level of engagement with suppliers and internal stakeholders by holding supplier forums, webinars, and in-person trainings, and by providing resources; and

•	Continued refinement of supplier data by conducting outreach when reported data was incomplete or uncertain.

VI.	FUTURE ACTIONS

Microsoft is committed to human rights, labor, health and safety, environmental protection, and business ethics in our supply chain. We will advance implementation of our RSRM policy. The policy consists of supply chain identification and risk assessment, standardized requirements and verification, capability building, transparency, and partnerships.

We will continue encouraging SORs to participate in the CFSP and expanding our knowledge about 3TGs in our supply chain. Our ability to identify, assess, and mitigate risks associated with our raw materials sourcing will improve with ongoing due diligence efforts - both direct and with our partners. Consistent with our commitments, we intend to take the following steps to improve our responsible sourcing of raw materials due diligence efforts:

•	Enhance our use of digital technology to improve supply chain information and risk mitigation;

•	Increase use of external data sources to proactively identify raw material risk in CAHRAs;

•	Continue our active participation in the CFSI Smelter Engagement Team to bring non-compliant SORs into the CFSP; and

•	Further our engagement with organizations like IRMA, ARM, and Pact to establish global responsible sourcing standards and supporting programs in the mineral supply chain.

APPENDIX A

Conflict Mineral Status of Identified SORs1

This Appendix lists the 303 SORs which, to the extent known, processed 3TGs that were used to manufacture Microsoft devices during the 2016 reporting year. The SORs are listed by their audit status, 3TG processed, and country location. Gold SORs marked with an asterisk are certified as LBMA Responsible Gold.

Official Smelter Name	CFSI Smelter ID	Mineral	Smelter Country	Audit Status
Abington Reldan Metals, LLC	CID002708	Gold	United States	Active
Advanced Chemical Company	CID000015	Gold	United States	Compliant
Aida Chemical Industries Co., Ltd.	CID000019	Gold	Japan	Compliant
Al Etihad Gold	CID002560	Gold	United Arab Emirates	Compliant
Allgemeine Gold-und Silberscheideanstalt A.G.	CID000035	Gold	Germany	Compliant
Almalyk Mining and Metallurgical Complex (AMMC)	CID000041	Gold	Uzbekistan	Compliant
AngloGold Ashanti	CID000058	Gold	Brazil	Compliant
Argor-Heraeus SA	CID000077	Gold	Switzerland	Compliant
Asahi Pretec Corporation	CID000082	Gold	Japan	Compliant
Asahi Refining Canada Limited	CID000924	Gold	Canada	Compliant
Asahi Refining USA Inc.	CID000920	Gold	United States	Compliant
Asaka Riken Co., Ltd.	CID000090	Gold	Japan	Compliant
Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	CID000103	Gold	Turkey	Due Diligence Vetting Restriction- Not Applicable
AU Traders and Refiners	CID002850	Gold	South Africa	Compliant
Aurubis AG	CID000113	Gold	Germany	Compliant
Bangalore Refinery	CID002863	Gold	India	Active
Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	CID000128	Gold	Philippines	Compliant
Boliden AB	CID000157	Gold	Sweden	Compliant
C. Hafner GmbH + Co. KG	CID000176	Gold	Germany	Compliant
Caridad	CID000180	Gold	Mexico	Communication Suspended - Not Interested
CCR Refinery - Glencore Canada Corporation	CID000185	Gold	Canada	Compliant
Cendres + Métaux SA	CID000189	Gold	Switzerland	Active
Chimet S.p.A.	CID000233	Gold	Italy	Compliant

[1]	Data as of April 15, 2017.

Chugai Mining	CID000264	Gold	Japan	In Communication
Daejin Indus Co., Ltd.	CID000328	Gold	Korea, Republic of	Compliant
Daye Non-Ferrous Metals Mining Ltd.	CID000343	Gold	China	Compliant
DODUCO GmbH	CID000362	Gold	Germany	Compliant
Dowa	CID000401	Gold	Japan	Compliant
DSC (Do Sung Corporation)	CID000359	Gold	Korea, Republic of	Compliant
Eco-System Recycling Co., Ltd.	CID000425	Gold	Japan	Compliant
Elemetal Refining, LLC	CID001322	Gold	United States	Compliant
Emirates Gold DMCC	CID002561	Gold	United Arab Emirates	Compliant
Gansu Seemine Material Hi-Tech Co Ltd	CID000522	Gold	China	Outreach Required
Geib Refining Corporation	CID002459	Gold	United States	Compliant
Gold Refinery of Zijin Mining Group Co., Ltd	CID002243	Gold	China	Compliant
Great Wall Precious Metals Co., Ltd. of CBPM	CID001909	Gold	China	Compliant
Guangdong Jinding Gold Limited	CID002312	Gold	China	Outreach Required
Gujarat Gold Centre	CID002852	Gold	India	Outreach Required
Guoda Safina High-Tech Environmental Refinery Co., Ltd.	CID000651	Gold	China	Outreach Required
Hangzhou Fuchunjiang Smelting Co., Ltd.	CID000671	Gold	China	Outreach Required
Heimerle + Meule GmbH	CID000694	Gold	Germany	Compliant
Heraeus Metals Hong Kong Ltd	CID000707	Gold	China	Compliant
Heraeus Precious Metals GmbH & Co. KG	CID000711	Gold	Germany	Compliant
Hunan Chenzhou Mining Co., Ltd.	CID000767	Gold	China	Outreach Required
HwaSeong CJ Co. Ltd	CID000778	Gold	Korea, Republic of	Communication Suspended - Not Interested
Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	CID000801	Gold	China	Compliant
Ishifuku Metal Industry Co., Ltd.	CID000807	Gold	Japan	Compliant
Istanbul Gold Refinery	CID000814	Gold	Turkey	Compliant
Japan Mint	CID000823	Gold	Japan	Compliant
Jiangxi Copper Company Limited	CID000855	Gold	China	Compliant
JSC Ekaterinburg Non-Ferrous Metal Processing Plant	CID000927	Gold	Russian Federation	Compliant
JSC Uralelectromed	CID000929	Gold	Russian Federation	Compliant
JX Nippon Mining & Metals Co., Ltd.	CID000937	Gold	Japan	Compliant

Kaloti Precious Metals	CID002563	Gold	United Arab Emirates	Outreach Required
Kazzinc	CID000957	Gold	Kazakhstan	Compliant
Kennecott Utah Copper LLC	CID000969	Gold	United States	Compliant
KGHM Polska Miedź Spółka Akcyjna	CID002511	Gold	Poland	Active
Kojima Chemicals Co., Ltd.	CID000981	Gold	Japan	Compliant
Korea Zinc Co., Ltd.	CID002605	Gold	Korea, Republic of	Compliant
Kyrgyzaltyn JSC	CID001029	Gold	Kyrgyzstan	Compliant
L’azurde Company For Jewelry	CID001032	Gold	Saudi Arabia	Due Diligence Vetting Restriction - Not Applicable
Lingbao Gold Company Ltd.	CID001056	Gold	China	Outreach Required
Lingbao Jinyuan Tonghui Refinery Co. Ltd.	CID001058	Gold	China	Outreach Required
LS-NIKKO Copper Inc.	CID001078	Gold	Korea, Republic of	Compliant
Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	CID001093	Gold	China	Outreach Required
Materion	CID001113	Gold	United States	Compliant
Matsuda Sangyo Co., Ltd.	CID001119	Gold	Japan	Compliant
Metalor Technologies (Hong Kong) Ltd.	CID001149	Gold	China	Compliant
Metalor Technologies (Singapore) Pte., Ltd.	CID001152	Gold	Singapore	Compliant
Metalor Technologies (Suzhou) Co Ltd	CID001147	Gold	China	Compliant
Metalor Technologies SA	CID001153	Gold	Switzerland	Compliant
Metalor USA Refining Corporation	CID001157	Gold	United States	Compliant
METALÚRGICA MET-MEX PEÑOLES, S.A. DE C.V	CID001161	Gold	Mexico	Compliant
Mitsubishi Materials Corporation	CID001188	Gold	Japan	Compliant
Mitsui Mining and Smelting Co., Ltd.	CID001193	Gold	Japan	Compliant
MMTC-PAMP India Pvt., Ltd.	CID002509	Gold	India	Compliant
Modeltech Sdn Bhd	CID002857	Gold	Malaysia	Active
Morris and Watson	CID002282	Gold	New Zealand	Communication Suspended - Not Interested
Morris and Watson Gold Coast	CID002866	Gold	Australia	Communication Suspended - Not Interested
Moscow Special Alloys Processing Plant	CID001204	Gold	Russian Federation	Compliant
Nadir Metal Rafineri San. Ve Tic. A.Ş.	CID001220	Gold	Turkey	Compliant
Navoi Mining and Metallurgical Combinat	CID001236	Gold	Uzbekistan	Active
Nihon Material Co., Ltd.	CID001259	Gold	Japan	Compliant

Ögussa Österreichische Gold- und Silber-Scheideanstalt GmbH	CID002779	Gold	Austria	Compliant
Ohura Precious Metal Industry Co., Ltd.	CID001325	Gold	Japan	Compliant
OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastsvetmet)	CID001326	Gold	Russian Federation	Compliant
OJSC Novosibirsk Refinery	CID000493	Gold	Russian Federation	Compliant
PAMP S.A.	CID001352	Gold	Switzerland	Compliant
Penglai Penggang Gold Industry Co Ltd	CID001362	Gold	China	Outreach Required
Prioksky Plant of Non-Ferrous Metals	CID001386	Gold	Russian Federation	Compliant
PT Aneka Tambang (Persero) Tbk	CID001397	Gold	Indonesia	Compliant
PX Precinox SA	CID001498	Gold	Switzerland	Compliant
Rand Refinery (Pty) Ltd.	CID001512	Gold	South Africa	Compliant
Remondis Argentia B.V.	CID002582	Gold	Netherlands	In Communication
Republic Metals Corporation	CID002510	Gold	United States	Compliant
Royal Canadian Mint	CID001534	Gold	Canada	Compliant
SAAMP	CID002761	Gold	France	Compliant
Sabin Metal Corp.	CID001546	Gold	United States	Outreach Required
SAFINA A.S.	CID002290	Gold	Czech Republic	In Communication
Sai Refinery	CID002853	Gold	India	Outreach Required
Samduck Precious Metals	CID001555	Gold	Korea, Republic of	Compliant
SAMWON METALS Corp.	CID001562	Gold	Korea, Republic of	In Communication
SAXONIA Edelmetalle GmbH	CID002777	Gold	Germany	Compliant
Schone Edelmetaal B.V.	CID001573	Gold	Netherlands	Compliant
SEMPSA Joyería Platería SA	CID001585	Gold	Spain	Compliant
Shandong Tiancheng Biological Gold Industrial Co., Ltd.	CID001619	Gold	China	Outreach Required
Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CID001622	Gold	China	Compliant
Sichuan Tianze Precious Metals Co., Ltd.	CID001736	Gold	China	Compliant
Singway Technology Co., Ltd.	CID002516	Gold	Taiwan	Compliant
So Accurate Group, Inc.	CID001754	Gold	United States	Outreach Required
SOE Shyolkovsky Factory of Secondary Precious Metals	CID001756	Gold	Russian Federation	Compliant
Solar Applied Materials Technology Corp.	CID001761	Gold	Taiwan	Compliant
Sumitomo Metal Mining Co., Ltd.	CID001798	Gold	Japan	Compliant

T.C.A S.p.A	CID002580	Gold	Italy	Compliant
Tanaka Kikinzoku Kogyo K.K.	CID001875	Gold	Japan	Compliant
The Refinery of Shandong Gold Mining Co., Ltd.	CID001916	Gold	China	Compliant
Tokuriki Honten Co., Ltd.	CID001938	Gold	Japan	Compliant
TongLing Nonferrous Metals Group Holdings Co., Ltd.	CID001947	Gold	China	Outreach Required
Tony Goetz NV	CID002587	Gold	Belgium	Active
Torecom	CID001955	Gold	Korea, Republic of	Compliant
Umicore Brasil Ltda.	CID001977	Gold	Brazil	Compliant
Umicore Precious Metals Thailand	CID002314	Gold	Thailand	Compliant
Umicore SA Business Unit Precious Metals Refining	CID001980	Gold	Belgium	Compliant
United Precious Metal Refining, Inc.	CID001993	Gold	United States	Compliant
Universal Precious Metals Refining Zambia	CID002854	Gold	Zambia	Communication Suspended - Not Interested
Valcambi SA	CID002003	Gold	Switzerland	Compliant
Western Australian Mint trading as The Perth Mint	CID002030	Gold	Australia	Compliant
WIELAND Edelmetalle GmbH	CID002778	Gold	Germany	Compliant
Yamamoto Precious Metal Co., Ltd.	CID002100	Gold	Japan	Compliant
Yokohama Metal Co., Ltd.	CID002129	Gold	Japan	Compliant
Yunnan Copper Industry Co Ltd	CID000197	Gold	China	Outreach Required
Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CID002224	Gold	China	Compliant
Changsha South Tantalum Niobium Co., Ltd.	CID000211	Tantalum	China	Compliant
Conghua Tantalum and Niobium Smeltry	CID000291	Tantalum	China	Compliant
D Block Metals, LLC	CID002504	Tantalum	United States	Compliant
Duoluoshan	CID000410	Tantalum	China	Compliant
Exotech Inc.	CID000456	Tantalum	United States	Compliant
F&X Electro-Materials Ltd.	CID000460	Tantalum	China	Compliant
FIR Metals & Resource Ltd.	CID002505	Tantalum	China	Compliant
Global Advanced Metals Aizu	CID002558	Tantalum	Japan	Compliant
Global Advanced Metals Boyertown	CID002557	Tantalum	United States	Compliant
Guangdong Zhiyuan New Material Co., Ltd.	CID000616	Tantalum	China	Compliant
H.C. Starck Co., Ltd.	CID002544	Tantalum	Thailand	Compliant
H.C. Starck Hermsdorf GmbH	CID002547	Tantalum	Germany	Compliant
H.C. Starck Inc.	CID002548	Tantalum	United States	Compliant
H.C. Starck Ltd.	CID002549	Tantalum	Japan	Compliant
H.C. Starck Smelting GmbH & Co. KG	CID002550	Tantalum	Germany	Compliant

H.C. Starck Tantalum and Niobium GmbH	CID002545	Tantalum	Germany	Compliant
Hengyang King Xing Lifeng New Materials Co., Ltd.	CID002492	Tantalum	China	Compliant
Hi-Temp Specialty Metals, Inc.	CID000731	Tantalum	United States	Compliant
Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	CID002512	Tantalum	China	Compliant
Jiangxi Tuohong New Raw Material	CID002842	Tantalum	China	Compliant
JiuJiang JinXin Nonferrous Metals Co., Ltd.	CID000914	Tantalum	China	Compliant
Jiujiang Nonferrous Metals Smelting Company Limited	CID000917	Tantalum	China	Compliant
Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	CID002506	Tantalum	China	Compliant
KEMET Blue Metals	CID002539	Tantalum	Mexico	Compliant
Kemet Blue Powder	CID002568	Tantalum	United States	Compliant
King-Tan Tantalum Industry Ltd.	CID000973	Tantalum	China	Compliant
LSM Brasil S.A.	CID001076	Tantalum	Brazil	Compliant
Metallurgical Products India Pvt., Ltd.	CID001163	Tantalum	India	Compliant
Mineração Taboca S.A.	CID001175	Tantalum	Brazil	Compliant
Mitsui Mining and Smelting Co., Ltd.	CID001192	Tantalum	Japan	Compliant
Ningxia Orient Tantalum Industry Co., Ltd.	CID001277	Tantalum	China	Compliant
NPM Silmet AS	CID001200	Tantalum	Estonia	Compliant
Power Resources Ltd.	CID002847	Tantalum	Macedonia, The Former Yugoslav Republic Of	Compliant
QuantumClean	CID001508	Tantalum	United States	Compliant
Resind Indústria e Comércio Ltda.	CID002707	Tantalum	Brazil	Compliant
RFH Tantalum Smeltry Co., Ltd.	CID001522	Tantalum	China	Compliant
Solikamsk Magnesium Works OAO	CID001769	Tantalum	Russian Federation	Compliant
Taki Chemical Co., Ltd.	CID001869	Tantalum	Japan	Compliant
Telex Metals	CID001891	Tantalum	United States	Compliant
Tranzact, Inc.	CID002571	Tantalum	United States	Compliant
Ulba Metallurgical Plant JSC	CID001969	Tantalum	Kazakhstan	Compliant
XinXing Haorong Electronic Material Co., Ltd.	CID002508	Tantalum	China	Compliant
Yichun Jin Yang Rare Metal Co., Ltd.	CID002307	Tantalum	China	Compliant
Zhuzhou Cemented Carbide Group Co., Ltd.	CID002232	Tantalum	China	Compliant
Alpha	CID000292	Tin	United States	Compliant
An Thai Minerals Company Limited	CID002825	Tin	Viet Nam	Outreach Required
An Vinh Joint Stock Mineral Processing Company	CID002703	Tin	Viet Nam	Outreach Required
Chenzhou Yunxiang Mining and Metallurgy Company Limited	CID000228	Tin	China	Compliant

China Tin Group Co., Ltd.	CID001070	Tin	China	Compliant
CNMC (Guangxi) PGMA Co. Ltd.	CID000278	Tin	China	Outreach Required
Cooperativa Metalurgica de Rondônia Ltda.	CID000295	Tin	Brazil	Compliant
CV Ayi Jaya	CID002570	Tin	Indonesia	Compliant
CV Dua Sekawan	CID002592	Tin	Indonesia	Compliant
CV Gita Pesona	CID000306	Tin	Indonesia	Compliant
CV Serumpun Sebalai	CID000313	Tin	Indonesia	Compliant
CV Tiga Sekawan	CID002593	Tin	Indonesia	Compliant
CV United Smelting	CID000315	Tin	Indonesia	Compliant
CV Venus Inti Perkasa	CID002455	Tin	Indonesia	Compliant
Dowa	CID000402	Tin	Japan	Compliant
Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	CID002572	Tin	Viet Nam	Active
Elmet S.L.U.	CID002774	Tin	Spain	Compliant
EM Vinto	CID000438	Tin	Bolivia	Compliant
Estanho de Rondônia S.A.	CID000448	Tin	Brazil	Outreach Required
Fenix Metals	CID000468	Tin	Poland	Compliant
Gejiu Fengming Metallurgy Chemical Plant	CID002848	Tin	China	Compliant
Gejiu Jinye Mineral Company	CID002859	Tin	China	Compliant
Gejiu Kai Meng Industry and Trade LLC	CID000942	Tin	China	Active
Gejiu Non-Ferrous Metal Processing Co., Ltd.	CID000538	Tin	China	Compliant
Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	CID001908	Tin	China	Active
Gejiu Zili Mining And Metallurgy Co., Ltd.	CID000555	Tin	China	In Communication
Guanyang Guida Nonferrous Metal Smelting Plant	CID002849	Tin	China	Compliant
HuiChang Hill Tin Industry Co., Ltd.	CID002844	Tin	China	Compliant
Huichang Jinshunda Tin Co. Ltd	CID000760	Tin	China	Active
Jiangxi Ketai Advanced Material Co., Ltd.	CID000244	Tin	China	Compliant
Magnu’s Minerais Metais e Ligas Ltda.	CID002468	Tin	Brazil	Compliant
Malaysia Smelting Corporation (MSC)	CID001105	Tin	Malaysia	Compliant
Melt Metais e Ligas S.A.	CID002500	Tin	Brazil	Compliant
Metallic Resources, Inc.	CID001142	Tin	United States	Compliant
Metallo-Chimique N.V.	CID002773	Tin	Belgium	Compliant
Mineração Taboca S.A.	CID001173	Tin	Brazil	Compliant
Minsur	CID001182	Tin	Peru	Compliant
Mitsubishi Materials Corporation	CID001191	Tin	Japan	Compliant
Modeltech Sdn Bhd	CID002858	Tin	Malaysia	Active

Nankang Nanshan Tin Co., Ltd.	CID001231	Tin	China	Active
Nghe Tinh Non-Ferrous Metals Joint Stock Company	CID002573	Tin	Viet Nam	Outreach Required
O.M. Manufacturing (Thailand) Co., Ltd.	CID001314	Tin	Thailand	Compliant
O.M. Manufacturing Philippines, Inc.	CID002517	Tin	Philippines	Compliant
Operaciones Metalurgical S.A.	CID001337	Tin	Bolivia	Compliant
PT Aries Kencana Sejahtera	CID000309	Tin	Indonesia	Compliant
PT Artha Cipta Langgeng	CID001399	Tin	Indonesia	Compliant
PT ATD Makmur Mandiri Jaya	CID002503	Tin	Indonesia	Compliant
PT Babel Inti Perkasa	CID001402	Tin	Indonesia	Compliant
PT Bangka Prima Tin	CID002776	Tin	Indonesia	Compliant
PT Bangka Tin Industry	CID001419	Tin	Indonesia	Compliant
PT Belitung Industri Sejahtera	CID001421	Tin	Indonesia	Compliant
PT Bukit Timah	CID001428	Tin	Indonesia	Compliant
PT Cipta Persada Mulia	CID002696	Tin	Indonesia	Compliant
PT DS Jaya Abadi	CID001434	Tin	Indonesia	Compliant
PT Eunindo Usaha Mandiri	CID001438	Tin	Indonesia	Compliant
PT Inti Stania Prima	CID002530	Tin	Indonesia	Compliant
PT Karimun Mining	CID001448	Tin	Indonesia	Compliant
PT Kijang Jaya Mandiri	CID002829	Tin	Indonesia	Compliant
PT Menara Cipta Mulia	CID002835	Tin	Indonesia	Compliant
PT Mitra Stania Prima	CID001453	Tin	Indonesia	Compliant
PT O.M. Indonesia	CID002757	Tin	Indonesia	Compliant
PT Panca Mega Persada	CID001457	Tin	Indonesia	Compliant
PT Prima Timah Utama	CID001458	Tin	Indonesia	Compliant
PT Refined Bangka Tin	CID001460	Tin	Indonesia	Compliant
PT Sariwiguna Binasentosa	CID001463	Tin	Indonesia	Compliant
PT Stanindo Inti Perkasa	CID001468	Tin	Indonesia	Compliant
PT Sukses Inti Makmur	CID002816	Tin	Indonesia	Compliant
PT Sumber Jaya Indah	CID001471	Tin	Indonesia	Compliant
PT Timah (Persero) Tbk Kundur	CID001477	Tin	Indonesia	Compliant
PT Timah (Persero) Tbk Mentok	CID001482	Tin	Indonesia	Compliant
PT Tinindo Inter Nusa	CID001490	Tin	Indonesia	Compliant
PT Tommy Utama	CID001493	Tin	Indonesia	Compliant
PT WAHANA PERKIT JAYA	CID002479	Tin	Indonesia	Compliant
Resind Indústria e Comércio Ltda.	CID002706	Tin	Brazil	Compliant
Rui Da Hung	CID001539	Tin	Taiwan	Compliant
Soft Metais Ltda.	CID001758	Tin	Brazil	Compliant
Thaisarco	CID001898	Tin	Thailand	Compliant
Tuyen Quang Non-Ferrous Metals Joint Stock Company	CID002574	Tin	Viet Nam	Outreach Required
VQB Mineral and Trading Group JSC	CID002015	Tin	Viet Nam	Compliant
White Solder Metalurgia e Mineração Ltda.	CID002036	Tin	Brazil	Compliant

Yunnan Chengfeng Non-ferrous Metals Co.,Ltd.	CID002158	Tin	China	Active
Yunnan Tin Group (Holding) Company Limited	CID002180	Tin	China	Compliant
A.L.M.T. Corp.	CID000004	Tungsten	Japan	Compliant
ACL Metais Eireli	CID002833	Tungsten	Brazil	Outreach Required
Asia Tungsten Products Vietnam Ltd.	CID002502	Tungsten	Viet Nam	Compliant
Chenzhou Diamond Tungsten Products Co., Ltd.	CID002513	Tungsten	China	Compliant
Chongyi Zhangyuan Tungsten Co., Ltd.	CID000258	Tungsten	China	Compliant
Fujian Jinxin Tungsten Co., Ltd.	CID000499	Tungsten	China	Compliant
Ganzhou Haichuang Tungsten Industry Co., Ltd.	CID002645	Tungsten	China	Outreach Required
Ganzhou Huaxing Tungsten Products Co., Ltd.	CID000875	Tungsten	China	Compliant
Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CID002315	Tungsten	China	Compliant
Ganzhou Seadragon W & Mo Co., Ltd.	CID002494	Tungsten	China	Compliant
Ganzhou Yatai Tungsten Co., Ltd.	CID002536	Tungsten	China	Non-Compliant
Global Tungsten & Powders Corp.	CID000568	Tungsten	United States	Compliant
Guangdong Xianglu Tungsten Co., Ltd.	CID000218	Tungsten	China	Compliant
H.C. Starck Smelting GmbH & Co. KG	CID002542	Tungsten	Germany	Compliant
H.C. Starck Tungsten GmbH	CID002541	Tungsten	Germany	Compliant
Hunan Chenzhou Mining Co., Ltd.	CID000766	Tungsten	China	Compliant
Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji	CID002579	Tungsten	China	Compliant
Hunan Chunchang Nonferrous Metals Co., Ltd.	CID000769	Tungsten	China	Compliant
Hydrometallurg, JSC	CID002649	Tungsten	Russian Federation	Compliant
Japan New Metals Co., Ltd.	CID000825	Tungsten	Japan	Compliant
Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CID002551	Tungsten	China	Compliant
Jiangxi Dayu Longxintai Tungsten Co., Ltd.	CID002647	Tungsten	China	Outreach Required
Jiangxi Gan Bei Tungsten Co., Ltd.	CID002321	Tungsten	China	Compliant
Jiangxi Minmetals Gao’an Non-ferrous Metals Co., Ltd.	CID002313	Tungsten	China	Outreach Required
Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CID002318	Tungsten	China	Compliant
Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CID002317	Tungsten	China	Compliant
Jiangxi Xiushui Xianggan Nonferrous Metals Co., Ltd.	CID002535	Tungsten	China	Compliant
Jiangxi Yaosheng Tungsten Co., Ltd.	CID002316	Tungsten	China	Compliant
Kennametal Fallon	CID000966	Tungsten	United States	Compliant

Kennametal Huntsville	CID000105	Tungsten	United States	Compliant
Malipo Haiyu Tungsten Co., Ltd.	CID002319	Tungsten	China	Compliant
Moliren Ltd	CID002845	Tungsten	Russian Federation	Compliant
Niagara Refining LLC	CID002589	Tungsten	United States	Compliant
Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	CID002543	Tungsten	Viet Nam	Compliant
Philippine Chuangxin Industrial Co., Inc.	CID002827	Tungsten	Philippines	Compliant
South-East Nonferrous Metal Company Limited of Hengyang City	CID002815	Tungsten	China	Compliant
Tejing (Vietnam) Tungsten Co., Ltd.	CID001889	Tungsten	Viet Nam	Compliant
Unecha Refractory Metals Plant	CID002724	Tungsten	Russian Federation	Compliant
Vietnam Youngsun Tungsten Industry Co., Ltd.	CID002011	Tungsten	Viet Nam	Compliant
Wolfram Bergbau und Hütten AG	CID002044	Tungsten	Austria	Compliant
Woltech Korea Co., Ltd.	CID002843	Tungsten	Korea, Republic of	Compliant
Xiamen Tungsten (H.C.) Co., Ltd.	CID002320	Tungsten	China	Compliant
Xiamen Tungsten Co., Ltd.	CID002082	Tungsten	China	Compliant
Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.	CID002830	Tungsten	China	Compliant
Xinhai Rendan Shaoguan Tungsten Co., Ltd.	CID002095	Tungsten	China	Compliant